Exhibit 99.1

Hanger Announces the Successful Completion of
Senior Notes Consent Solicitation and Entry Into Supplemental Indenture

AUSTIN, Texas, July 9, 2015 — Hanger, Inc. (NYSE: HGR) today announced that it has successfully solicited consents from holders of its $200,000,000 aggregate principal amount 7 1/8% Senior Notes due 2018 (the “Notes”) to amend and waive certain provisions of its Indenture (the “Indenture”), dated November 2, 2010, among the Company, its subsidiary guarantors and Wilmington Trust Company, as trustee pursuant to which the Notes were issued (the “Consent Solicitation”).  As a result, on July 9, 2015, the Company entered into the Fourth Supplemental Indenture (the “Supplemental Indenture”) to amend and waive certain provisions of the Indenture.

The Supplemental Indenture amends, effective as of September 29, 2014, the reporting covenant in the Indenture to eliminate until November 16, 2015 any obligation for the Company to deliver to the trustee or the noteholders the following reports required to be filed or furnished with the Securities and Exchange Commission (the “SEC”): Form 10-Qs for the periods ended September 30, 2014, March 31, 2015 and June 30, 2015 and Form 10-K for the period ended December 31, 2014.  The Supplemental Indenture also waives any default or event of default under the Indenture that may occur or exist as a result of or in connection with the Company’s failure to timely deliver to the trustee or the noteholders, or file with the SEC, the delayed SEC reports, provided that such delayed SEC reports are delivered to the trustee or the noteholders or filed with the SEC by November 16, 2015.

The Consent Solicitation was made on the terms and subject to the conditions set forth in the Company’s Notice of Consent Solicitation and in the related Form of Consent.  The Consent Solicitation expired at 5:00 p.m., New York City time, on July 8, 2015.  The Company paid to the holders of Notes who delivered valid and unrevoked consents prior to the expiration time a cash payment of $2.50 per $1,000 principal amount of Notes for which consents were delivered by such holder.

Wells Fargo Securities, LLC acted as the Solicitation Agent in connection with the Consent Solicitation, and D.F. King & Co., Inc. served as Information and Tabulation Agent.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 750 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.

SOURCE Hanger, Inc.

Investor Contact:

Paul Severt, Vice President, Corporate Finance and Treasurer

Hanger, Inc., (512) 777-3666

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